Exhibit 28(b)


INDEPENDENT ACCOUNTANTS' REPORT
Sears, Roebuck and Co.
Hoffman Estates, Illinois:

We have examined management's assertion included in its representation letter dated March 26, 1996, that Sears, Roebuck and Co. ("Sears") maintained an effective internal control structure as of December 31, 1995, insofar as such structure relates to the servicing and financial reporting procedures provided by Sears to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of the following Sears Credit Account Trusts, Sears Euro Accounts Receivable Select Trust, and Sears Credit Account Master Trusts (collectively, the "Trusts") formed pursuant to the applicable Pooling and Servicing Agreements (the "Agreements"):

                                      Date of Applicable
                                      Pooling and
Trust                                 Servicing Agreement

Sears Credit Account Trust 1991 A     March 1, 1991

Sears Euro Accounts Receivable
Select Trust 1991-1                   April 12, 1991

Sears Credit Account Trust 1991 B     May 15, 1991

Sears Credit Account Trust 1991 C     July 1, 1991

Sears Credit Account Trust 1991 D     September 15, 1991

Sears Credit Account Master Trust I   November 18, 1992

Sears Credit Account Master Trust A   February 1, 1993

Sears Credit Account Master Trust II  July 31, 1994

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure as it relates to servicing and financial reporting procedures performed by Sears, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.
Because of the inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management's assertion that Sears maintained an effective internal control structure as of December 31, 1995, insofar as such structure relates to the servicing and financial reporting procedures provided by Sears to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of the Trusts under the Agreements, taken as a whole, is fairly stated, in all material respects, based upon criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also reviewed management's assertion regarding the following sections of the agreements for Sears compliance therewith. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.
A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on compliance with such sections. Accordingly, we do not express such an opinion.
Based on our review, nothing came to our attention which would cause us to believe that the servicing provided by Sears has not been conducted in compliance with the following applicable Sections of the Agreements:
                                              Applicable Sections
                                              of the Pooling and
Trust                                         Servicing Agreement
----------                                    --------------------
Sears Credit Account Trust 1991 A             3.02, 4.03, 4.05, 4.06,
                                              4.07, 8.07
Sears Euro Accounts Receivable
Select Trust 1991-1                           3.02, 4.03, 4.06, 4.07,
                                              4.08, 8.07

Sears Credit Account Trust 1991 B             3.02, 4.03, 4.05, 4.06,
                                              4.07, 8.07

Sears Credit Account Trust 1991 C             3.02, 4.03, 4.05, 4.06,
                                              4.07, 8.07

Sears Credit Account Trust 1991 D             3.02, 4.03, 4.05, 4.06,
                                              4.07, 8.07

Sears Credit Account Master Trust I           4.03, 4.04, 4.05, 4.06,
                                              8.07

Sears Credit Account Master Trust A           4.03, 4.04, 4.05, 4.06,
                                              8.07

Sears Credit Account Master Trust II          3.02, 4.03, 4.04, 4.05,
                                              4.06, 8.07

This report is intended solely for the information and use of the Board of Directors and management of Sears, First National Bank of Chicago and First Trust Illinois National Association as Trustees, and Investor
Certificateholders, and should not be used for any other purpose.

March 26, 1996


/S/Deloitte & Touche